                                                                       EXHIBIT 4

      The following agreement is a form stockholder agreement signed by the parties listed below. The names and securities held by the stockholders appear below as described in Schedule 1 to each of the stockholder agreements.

              SHAREHOLDER                            SECURITIES HELD
U.S. Venture Partners V, L.P.            Common Stock: 1,734,277 shares
USVP V International, L.P.
2180 Associates Fund V, L.P.
USVP V Entrepreneur Partners, L.P.


Brentwood Associates VII, L.P.           Common Stock: 2,543,293 shares
Brentwood Affiliates Fund, L.P.



Ambassadors International, Inc.          Common Stock: 494,132 shares


American Express Travel Related          Common Stock: 3,371,500 shares
Services Company, Inc.                   Warrants: 1,460,046 shares
                                         Series D3 Preferred Stock: 1 share


      The agreements are identical in all material respects except the following provision appears as Section 4(d) in the agreement with American Express Travel Related Services Company, Inc.

      "(d) Holder agrees not to exercise any right or option it may hold, if any, to abstain from voting in favor of any Sale of the Company (as defined in the Standstill and Bring Along Agreement, dated September 14, 1999 the "STANDSTILL AGREEMENT") to an American Express Non-Approved Buyer (as defined in the Standstill Agreement), under the Standstill Agreement or any other agreement."

                      FORM OF STOCKHOLDER AGREEMENT


         STOCKHOLDER AGREEMENT (this "AGREEMENT") dated as of August 28, 2000 by and among [STOCKHOLDER], a _____________ corporation, ("HOLDER"), Sabre Holdings Corporation, a Delaware corporation ("PARENT"), and Sabre Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"). Parent, Merger Sub and GetThere Inc., a Delaware corporation (the "COMPANY"), propose to enter into an Agreement and plan of merger (the "MERGER AGREEMENT") on the date of this Agreement providing for the making of a tender offer by Merger Sub (the "OFFER") for all of the shares of Common Stock, par value $0.0001 per share, of the Company (the "COMPANY COMMON STOCK") and all of the shares of Preferred Stock, par value $0.0001 per share, of the Company (the "COMPANY PREFERRED STOCK") (the Company Common Stock and Company Preferred Stock being referred to herein as "COMPANY SHARES"), at a purchase price of $17.75 per share, and a subsequent merger (the "MERGER") between the Company and Merger Sub. Holder owns the number of Company Shares (the "OPTIONED SECURITIES"), and the options to purchase Company Shares (the "OPTIONS") or has the right to vote the number of Company Shares or other securities (the "VOTING SECURITIES"), listed on
Schedule 1.

         Accordingly, as an inducement and condition for Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein and in consideration of such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. THE OPTION. Subject to the terms of this Agreement, Holder hereby grants to Merger Sub an irrevocable option (the "OPTION") to purchase all, and not less than all, of the Optioned Securities of Holder at the price of $17.75 per share (or such higher price as may be paid pursuant to the Offer), payable in cash, without interest. The obligation to pay the exercise price for the Option shall be a joint and several obligation of Parent and Merger Sub.

         2. EXERCISE OF THE OPTION; TERM.

            (a) On the terms and subject to the conditions of this Agreement, Merger Sub may exercise the Option at any time after the date on which all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), applicable to the exercise of the Option have expired or been terminated by written notice to Holder specifying a date and time for the closing not later than thirty (30) business days from the date of such notice (which date and time shall be at least two business days after the delivery of such notice) and after the Offer has expired or been terminated; provided, however, that the Option may not be exercised after it has expired in accordance with the terms hereof.

            (b) The Option shall expire on the earliest of:

                (1) the purchase of the Optioned Securities by Merger Sub pursuant to the Offer;

                (2) the Effective Time (as defined in the Merger Agreement);

                (3) the termination of the Merger Agreement in accordance with its terms;

                (4) two business days after termination or expiration of the Offer

(such earliest date being referred to in this Agreement as the "EXPIRATION
DATE").

            (c) If the Company receives an Acquisition Proposal (as defined in the Merger Agreement) which the Company in good faith, after compliance with
Section 6.06 of the Merger Agreement, believes is a Superior Proposal (as defined in the Merger Agreement) and gives written notice to Parent of such Superior Proposal in compliance with Section 6.06 of the Merger Agreement, Parent and Merger Sub will not exercise the Option (if it is then exercisable) for a period commencing on the date of such written notice and ending on the first to occur of: (1) written notice to Parent and Merger Sub from the Company that such Superior Proposal is not being pursued, which notice shall be provided by the Company to Parent and Merger Sub in writing promptly upon any such determination and (2) the date on which the Company receives a written and binding offer from the Parent that the Board of Directors of Company determines is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal (such period is referred to herein as the "REVIEW PERIOD").

            (d) Merger Sub and Parent agree that if Merger Sub exercises the Option and the Merger Agreement remains in full force and effect (i) the Company Shares purchased by Merger Sub pursuant to the Option shall be treated for purposes of the Merger Agreement and the Offer as if such Company Shares were purchased by Merger Sub in the Offer and (ii) Parent and Merger Sub will ensure that the transactions contemplated by the Merger Agreement (including the Offer and the Merger) are consummated. Merger Sub and Parent further agree that if Merger Sub exercises the Option and the Merger Agreement is not in full force and effect (i) Parent and Merger Sub will cause the Merger Agreement to again become in full force and effect (or to cause a merger agreement containing the same economic terms to become in force and effect) and (ii) Parent and Merger Sub will ensure that the transactions contemplated by the Merger Agreement (or any replacement merger agreement), including the Offer and the Merger, are fully consummated.

            (e) Notwithstanding anything contained herein to the contrary, Merger Sub may not exercise the Option in the event that Merger Sub has not purchased that number of Company Shares (when aggregated with the number of Company Shares Merger Sub has the Option to purchase under this Agreement and similar shareholder agreements entered into with other shareholders of the Company) sufficient to satisfy the Minimum Tender Condition.

         3. CLOSING. At the closing:

            (a) against delivery of the Optioned Securities, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, Parent shall cause

         Merger Sub to make payment to Holder of the aggregate price for Holder's Optioned Securities by wire transfer to Holder of immediately available funds; and

            (b) Holder shall deliver to Merger Sub a duly executed certificate or certificates representing the Optioned Securities purchased from Holder, together with transfer powers endorsed in blank relating to such certificates and, if requested by Merger Sub, an irrevocable proxy duly executed by Holder, authorizing such persons as Merger Sub shall designate to act for Holder as its lawful agents, attorneys and proxies, with full power of substitution, to vote in such manner as each such agent, attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act with respect to the Optioned Securities at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company's stockholders or otherwise, and revoking any prior proxies granted by Holder with respect to Holder's Optioned Securities.

         Notwithstanding any provision of this Agreement to the contrary, if Holder validly tenders any Optioned Securities pursuant to the Offer and does not withdraw such Company Shares prior to the expiration of the Offer then its obligation to sell such tendered Optioned Securities pursuant to this Agreement shall be satisfied, solely with respect to the Company Shares so tendered, upon the purchase of such Company Shares by Merger Sub pursuant to the Offer.

            4. COVENANTS OF HOLDER.

            (a) During the period from the date of this Agreement until the Expiration Date, except in accordance with the provisions of this Agreement, Holder agrees not to, and will use best efforts to cause any investment banker, attorney or other adviser or representative of Holder not to:

                       (i) sell, sell short, transfer, pledge, hypothecate,
            assign or otherwise dispose of, or enter into any contract, option, hedging arrangement or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, assignment or other disposition of, any Optioned Securities or Voting Securities;

                       (ii) deposit any Optioned Securities or Voting Securities
            into a voting trust, or grant any proxies or enter into a voting agreement with respect to any Optioned Securities or Voting Securities; or

                       (iii) except to the extent such actions are permitted to
            be taken by the Company by Section 6.06 of the Merger Agreement, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement) or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal.

                        (iv) take any action which would make any representation
            or warranty of Holder herein untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement.

            (b) Any additional Company Shares obtained upon exercise or conversion of warrants, options or other securities or rights exercisable for, exchangeable for or convertible into Company Shares (collectively, "EQUITY SECURITIES") acquired by Holder will become subject to this Agreement and shall, for all purposes of this Agreement, be considered Optioned Securities or Voting Securities, as the case may be.

            (c) Holder agrees not to engage in any action or knowingly omit to take any action, including the waiver or amendment of any right, option or agreement, which would have the effect of preventing or disabling Holder from delivering its Optioned Securities to Merger Sub or otherwise performing its obligations under this Agreement. To the extent that any Optioned Securities (other than Company Shares) may not be assigned by Holder to Merger Sub without exercising, exchanging or converting such Optioned Securities for or into Company Shares, Holder agrees to exercise, exchange or convert such Optioned Securities for or into Company Shares prior to the closing of the purchase of such Optioned Securities upon exercise of the Option.

            (d) Notwithstanding anything contained herein to the contrary, this Agreement shall apply to Holder solely in its capacity as a shareholder of the Company. Nothing contained herein shall be deemed to impose any obligation on any person, to act or refrain from acting in any way, in his or her capacity as a director of the Company.

         5. REPRESENTATIONS AND WARRANTIES OF HOLDER. Holder represents and warrants to Parent and Merger Sub as follows:

            (a) (i) Holder is the record or beneficial owner of the Optioned Securities and Options, or has the right to vote the Voting Securities, listed on Schedule 1, (ii) such Optioned Securities and Options or Voting Securities are the only Equity Securities owned of record or beneficially by Holder or in which Holder has any interest or which Holder has the right to vote, as the case may be, and (iii) Holder does not have any option or other right to acquire any other Equity Securities;

            (b) Holder has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by Holder will not require the consent of any other person and will not constitute a violation of, conflict with or result in a default under (i) any contract, understanding or arrangement to which Holder is a party or by which Holder is bound, (ii) any judgment, decree or order applicable to Holder, or (iii) any law, rule or regulation of any governmental body applicable to Holder; and this Agreement constitutes a valid and binding agreement on the part of Holder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

            (c) the Optioned Securities owned by Holder are now, and at all times during the term of this Agreement will be, held by Holder free and clear of all adverse claims, liens, encumbrances and security interests (except for any Federal or state securities laws restrictions on transfer), and none of the Optioned Securities or Voting Securities are subject to any voting trust or other agreement or arrangement (except as created by this Agreement, the Amended and Restated Shareholders Agreement, dated September 14, 1999, as amended (the "SHAREHOLDERS AGREEMENT") and the Standstill Agreement) with respect to the voting or disposition of the Optioned Securities or Voting Securities; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements (except for this Agreement, the Shareholders Agreement and the Standstill Agreement) relating to, such Optioned Securities or Voting Securities; and

            (d) upon purchase of the Optioned Securities owned by Holder, Merger Sub will obtain good and marketable title to such Optioned Securities, free and clear of all adverse claims, liens, encumbrances and security interests (except any created by Merger Sub or any Federal or state securities laws).

         6. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Each of Parent and Merger Sub hereby represents and warrants to Holder that: it is a corporation duly formed under the law of the state of its incorporation; it has all requisite corporate power and authority to enter into and perform all its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part; this Agreement has been duly executed and delivered by it; and this Agreement constitutes a valid and binding agreement on its part, enforceable in accordance with its terms, subject to applicable bankruptcy insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         7. VOTING OF EQUITY SECURITIES. Holder hereby agrees that, from the date hereof until the Expiration Date, at any meeting of the stockholders of the Company, however called, including any adjourned or postponed meeting, and in any action by written consent of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval is sought, it shall
(a) vote all Voting Securities of Holder in favor of the Merger and in favor of any other action or agreement which would, in the reasonable opinion of Parent and Merger Sub, facilitate the transactions contemplated in the Merger Agreement; (b) not vote any Voting Securities in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote all Voting Securities of Holder against any action or agreement which would impede, interfere with or attempt to discourage the Offer or the Merger, including, but not limited to: (i) any Acquisition Proposal (other than the Offer and the Merger) involving the Company or any of its subsidiaries; (ii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Merger Sub; (iii) any material change in the present capitalization or dividend policy of the Company; or (iv) any other material change in the Company's corporate structure or business. Any such vote shall be cast or consent shall be given for purposes of this Section 7 in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such vote or consent. Holder hereby irrevocably (except as set forth below) appoints James E. Murphy, James Brashear and Jeffery M. Jackson, the attorneys, agents and proxies, with full power of substitution, for the undersigned and in the name, place and stead of Holder to vote or act by execution of written consents, with respect to all Voting Securities of the Company which Holder is or may be entitled to vote at any meeting of the Company with a record date after the date hereof, whether annual or special and whether or not an adjourned meeting, or in respect of which Holder is or may be entitled to act by written consent, in accordance with the first sentence of this Section 7. This proxy is coupled with an interest and shall be irrevocable (except as set forth below) and binding on any successor in interest of Holder. This proxy shall operate to revoke any prior proxy as to Voting Securities heretofore granted by Holder. Such proxy shall terminate upon the expiration of the Option pursuant hereto. The obligations of this Section 7 shall not apply to Holder during any Review Period and Holder may revoke this Proxy during any such Review Period as long as Holder reinstates such proxy promptly upon expiration of such Review Period (unless the Company accepts a Superior Proposal, in which case the proxy shall terminate).

         8. ADJUSTMENTS. In the event of any increase or decrease or other change in the Optioned Securities by reason of stock dividends, split-up, recapitalizations, combinations, exchanges of Company Shares or the like, the number of Optioned Securities and Voting Securities subject to this Agreement shall be adjusted appropriately.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without regard to its rules of conflict of laws.

         10. FURTHER ASSURANCES. Each party hereto shall perform such further acts and execute such further documents or filings as may reasonably be required to carry out the provisions of this Agreement, including, without limitation, using commercially reasonable efforts to obtain all necessary consents, approvals or waivers.

         11. LEGEND. As soon as practicable after the execution of this Agreement, the following legend shall be placed on the certificates representing the Optioned Securities:

            "The Securities represented by this certificate are subject to certain transfer and other restrictions contained in a Stockholders Agreement, dated as of August 28, 2000, among [STOCKHOLDER], Sabre Holdings Corporation and Sabre Inc."

         12. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that

Parent and Merger Sub may assign or delegate in their sole discretion any or all of their rights (including, without limitation, the Option), interests or obligations under this Agreement to any, direct or indirect, wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

         13. REMEDIES. Holder acknowledges and agrees that if it fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent for which money damages would not be an adequate remedy. In such event, Holder agrees that Parent shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent should institute an action or proceeding seeking specific enforcement of the provisions hereof, Holder hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

         14. FEES AND EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         15. PUBLICITY. Holder shall not issue any press release or otherwise make any public statements with respect to this Agreement or the Merger Agreement or the other transactions contemplated hereby or thereby without the consent of Parent and Merger Sub, except as may be required by law or applicable stock exchange.

         16. NOTICES. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

         To Parent or Merger Sub:

            4225 Amon Carter Blvd., MD 3204
            Fort Worth, Texas 76155
            Attention: General Counsel
            Facsimile:  (817) 967-4911

         With a copy to:

            Fried, Frank, Harris, Shriver
              & Jacobson
            One New York Plaza
            New York, New York  10004
            Attention:  Charles M. Nathan, Esq.
            Facsimile:  (212) 859-4000

If to Holder, at the address set forth on Schedule 1 hereto or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

         17. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         18. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         19. AMENDMENTS. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

         20. BINDING EFFECT; BENEFITS. This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto and their respective heirs, legal representatives and successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         21. CAPITALIZED TERMS. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

         22. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.



              [STOCKHOLDER]


              By:


               By:
                  -----------------------------------
                  Name:
                  Title:


              SABRE HOLDINGS CORPORATION





               By:
                  ------------------------------------
                  Name:
                  Title:



              SABRE INC.





               By:
                  ------------------------------------
                  Name:
                  Title:

                                   Schedule 1


              SHAREHOLDER                            SECURITIES HELD

[STOCKHOLDER]                            [SECURITIES HELD]

[ADDRESS]